EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustees of Defined Asset Funds Equity Investor Fund, Select Ten Portfolio 1997 International Series C, United Kingdom and Japan
Portfolios:

We consent to the use in this Registration Statement No. 333-33065 of our report dated September 19, 1997, relating to the Statements of Condition of Defined Asset Funds Equity Investor Fund, Select Ten Portfolio 1997 International Series C, United Kingdom and Japan Portfolios and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
September 19, 1997